EXHIBIT 21

Jurisdiction of
Name of Subsidiary	Incorporation
ADP Atlantic, LLC	Delaware
ADP Benefit Services KY, Inc.	Kentucky
ADP Brasil Ltda	Brazil
ADP Broker-Dealer, Inc.	New Jersey
ADP Canada Co.	Canada
ADP Client Trust	Delaware
ADP Employer Services GmbH	Germany
ADP Europe SAS	France
ADP France SAS	France
ADP GlobalView B.V.	Netherlands
ADP GSI France SAS	France
ADP Indemnity II, Inc.	Vermont
ADP International Services B.V.	Netherlands
ADP, Inc.	Delaware
ADP of Roseland, Inc.	Delaware
ADP Pacific, Inc.	Delaware
ADP Private Limited	India
ADP RPO, LLC	Delaware
ADP Strategic Plan Services, LLC	Delaware
ADP Tax Services, Inc.	Delaware
ADP Technology Services, Inc.	Delaware
ADP TotalSource, Inc.	Florida
ADP TotalSource I, Inc.	Florida
ADP TotalSource CO XXI, Inc.	Colorado
ADP TotalSource CO XXII, Inc.	Colorado
ADP TotalSource of CO XXIII, Inc.	Colorado
ADP TotalSource DE IV, Inc.	Delaware
ADP TotalSource FL XVI, Inc.	Florida
ADP TotalSource FL XVII, Inc.	Florida
ADP TotalSource FL XVIII, Inc.	Florida
ADP TotalSource FL XIX, Inc.	Florida
ADP TotalSource FL XXIX, Inc.	Florida
ADP TotalSource Group, Inc.	Florida
ADP TotalSource MI XXX, Inc.	Michigan
ADP TotalSource NH XXVIII, Inc.	New Hampshire
ADP TotalSource Services, Inc.	Florida
ADP Traditional Incorporated Cell	Vermont
ADP Trust Company, N.A.	Office of the Comptroller of the Currency
Automatic Data Processing Insurance Agency, Inc.	New Jersey
Automatic Data Processing Limited	Australia
Automatic Data Processing Limited	United Kingdom
Bluefield Pilot Incorporated Cell	Vermont
Global Cash Card, Inc.	Nevada

MasterTax, LLC	Arizona
Work Market, Inc.	Delaware

In accordance with Item 601(b)(21) of Regulation S-K, the Company has omitted the names of particular subsidiaries because the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not have constituted a significant subsidiary as of June 30, 2022.